Exhibit 99.1

SUPERCOM REPORTS FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2004

Q4: 63% YOY Growth in Sales, Net Profit of $451,000; Positioned For Growth in 2005

New York, NY, and Ra’anana, Israel, February 15, 2005 - SuperCom Ltd. (OTCBB: SPCBF.OB; Euronext: SUP), a leading provider of smart card and electronic identification (e-ID) solutions, today announced unaudited financial results for the fourth quarter and fiscal year ended December 31, 2004.

Financial Results

Revenues for the fourth quarter of 2004 were $3,453,000, an increase of 63% compared to $2,118,000 in the fourth quarter of 2003, and the Company’s highest quarterly revenues since the 2nd quarter of 2002. Net profit for the fourth quarter of 2004 was $451,000, or $0.03 per share compared to a net loss of $814,000, or $0.06 per share, for the fourth quarter of 2003 and a loss of $663,000, or $0.04 per share for the third quarter of 2004.

Revenues for the fiscal year ended December 31, 2004 were $7,344,000, an increase of 2% compared to $7,244,000 for fiscal 2003. Net loss for 2004 was $1,872,000, or $0.13 per share, compared to a net loss of $1,995,000, or $0.15 per share for 2003.

Highlights of 2004

Rising sales of government solutions (eID, Homeland Security, electronic passports, National ID Registries):
•	Awarded 2 finalist positions in GPO tender for integration of technology into US Smart Passport project (Oct. ’04)

•	Portable biometric access control system sold to major Western army (March ’04)

•	$2.5M national ID card deal secured with African governmental agency (Dec. ’04)

•	Automated smart card production system sold to European government (Nov. ’04)

•	Biometric visa system sold to European government

Sales of commercial solutions (access control, payment systems, etc.):
•	Turkish university orders smart campus access control system (Aug. ‘04)
•	Smart card-based credit control system sold to organization in Hong Kong (March ’04)
•	25 EduGate systems sold (Feb ’04)

Comments of Management

“We are pleased to report a breakthrough quarter during which we achieved profitability for the first time in two years and won two finalist positions in the US Government’s GPO e-Passport project,” said Mr. Avi Schechter, CEO of SuperCom. “Our business momentum continues to build, as illustrated by major sales achieved for our biometric e-ID, e-Passport/visa entry and Homeland Security solutions. As long-term deals with significant recurring revenues, these contracts have brought our quarterly revenues to a new level and are giving us visibility for comparable revenues in the year ahead.

“In parallel, we are excited by the upside potential represented by the GPO tender. Although the selection process is not complete, our ‘double’ finalist status is a strong validation that positions us as a major player in the e-ID and Homeland Security marketplace. With rising global demand for better security solutions, a platform of recurring revenues, a strong pipeline of government and commercial deals, and funds from our recent financing for pursuing sales opportunities, we feel well positioned for additional growth in 2005.”

Guidance:

Based on recurring revenues and backlog associated with the existing contracts, the Company has visibility for revenues of $7-8 million in 2005, with similar operating margins to those recorded in 2004. Success in closing additional deals represents upside potential that would increase the Company’s revenues and profits.

About SuperCom:

SuperCom, Ltd. provides innovative solutions in smart-card and e-ID technologies to the commercial and government sectors.  The Company offers a wide range of standard and customized smart-card-based solutions for physical and logical security, education, corrections facilities and air & seaports.  It is also a leader in the manufacturing of secure and durable documents such as national identity cards, passports, visas, drivers’ licenses and vehicle registration to improve homeland security, governmental efficiency and document ease of use. Headquartered in Israel, SuperCom has subsidiaries in the US and Hong Kong.  For more information, visit our website at www.supercomgroup.com.

Safe Harbor
This press release contains forward-looking statements. Such statements are subject to certain risks and uncertainties, such as market acceptance of new products and our ability to execute production on orders, which could cause actual results to differ materially from those in the statements included in this press release. Although SuperCom believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. SuperCom disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or otherwise. SuperCom undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

This press release and other releases are available on www.supercomgroup.com.

Contact:
Eyal Tuchman, CFO
SuperCom, Ltd.
+972 9 775 0800
eyalt@supercomgroup.com

CONSOLIDATED BALANCE SHEETS                     SUPERCOM LTD. AND ITS SUBSIDIARIES

U.S. dollars in thousands

	December 31,	December 31,
	2003	2004
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,912	$2,894
Short-term deposits	1,877	1,482
Marketable debt securities	117	-
Trade receivables	1,808	1,463
Other accounts receivable and prepaid expenses	819	1,250
Inventories	3,236	2,165

Total current assets	9,769	9,254

LONG-TERM INVESTMENTS:
Long term trade receivables	364	247
Investment in an affiliate and others	275	275
Severance pay fund	333	428

Total long-term investments	972	950

PROPERTY AND EQUIPMENT, NET	1,676	3,641

INTANGIBLE ASSETS	156	93

	$12,573	$13,938

CONSOLIDATED BALANCE SHEETS                        SUPERCOM LTD. AND ITS SUBSIDIARIES

U.S. dollars in thousands

	December 31,	December 31,
	2003	2004
	Unaudited

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank credit and current maturities of long-term loan	$2,131	$1,022
Trade payables	1,085	1,135
Employees and payroll accruals	300	357
Accrued expenses and other liabilities	822	1,745

Total current liabilities	4,338	4,259

LONG-TERM LIABILITIES:
Long-term loan, net of current maturities	187	-
Accrued severance pay	436	564

Total long-term liabilities	623	564

SHAREHOLDERS' EQUITY:

Total shareholders' equity	7,612	9,115

	$12,573	$13,938

CONSOLIDATED STATEMENTS OF OPERATIONS                 SUPERCOM LTD. AND ITS SUBSIDIARIES

U.S. dollars in thousands, except per share data

	Year ended December 31,		Three months ended December 31,
	2003	2004	2003	2004
	Unaudited

Revenues	$7,244	$7,344	$2,118	$3,453
Cost of revenues	3,102	3,730	955	1,369

Gross profit	4,142	3,614	1,163	2,084

Operating expenses:
Research and development	918	845	209	227
Selling and marketing, net	3,026	2,445	1,146	730
General and administrative	1,829	1,955	460	572

Total operating expenses	5,773	5,245	1,815	1,529

Operating income (loss)	(1,631)	(1,631)	(652)	555
Financial expenses, net	(233)	(214)	(80)	(97)
Other expenses, net	(83)	(27)	(34)	(7)

Income (loss) before income taxes	(1,947)	(1,872)	(766)	451
Equity in losses of affiliates and impairment, net taxes	(48)	-	(48)	-

Net income (loss)	$(1,995)	$(1,872)	$(814)	$451

Basic net income (loss) per share	$(0.15)	$(0.13)	$(0.06)	$0.03
Diluted net income (loss) per share	$(0.15)	$(0.13)	$(0.06)	$0.02

Weighted average number of Ordinary shares used in computing basic net income (loss) per share	12,718,426	14,590,346	12,754,293	17,114,044
Weighted average number of Ordinary shares used in computing diluted net income (loss) per share	12,718,426	14,590,346	12,754,293	20,356,003

CONSOLIDATED STATEMENTS OF CASH FLOWS                 SUPERCOM LTD. AND ITS SUBSIDIARIES

U.S. dollars in thousands
	Year ended December 31,		Three months ended December 31,
	2003	2004	2003	2004
	Unaudited
Cash flows from operating activities:
Net income (loss)	$(1,995)	$(1,872)	$(814)	$451
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	371	338	91	80
Accrued severance pay, net	29	33	15	19
Amortization of deferred stock compensation	26	9	-	2
Decline in market value below cost of marketable debt securities	52	7	52	-
Decrease (increase) in trade receivables	30	(398)	1,610	(221)
Decrease (increase) in other accounts receivable and prepaid expenses	(79)	(431)	1	(346)
Decrease (increase) in inventories	(92)	814	(178)	538
Increase in trade payables	394	50	105	321
Increase (decrease) in employees and payroll accruals	(31)	82	(59)	50
Increase (decrease) in accrued expenses and other liabilities	(912)	747	(1,543)	494
Loss on sale of property and equipment	5	1	5	1
Accumulated interest on long-term loan	2	-	-	-
Write-off of investment in an affiliate	48	-	48	-

Net cash provided by (used in) operating activities	(2,152)	(620)	(667)	1,389

Cash flows from investing activities:
Proceeds from sale of property and equipment	2	1	1	1
Purchase of property and equipment	(87)	(1,088)	(39)	(756)
Proceed (Investment) in short-term deposits, net	(1,824)	395	1,037	(77)
Proceeds from redemption of marketable debt securities	440	110	-	-
Investment in intangible assets	(70)	(37)	(70)	(9)

Net cash provided by (used in) investing activities	(1,539)	(619)	929	(841)

Cash flows from financing activities:
Short-term bank credit, net	1,196	(1,122)	115	(619)
Proceed from a private placement, net	-	3,507	-	741
Issuance of shares	-	10	-	2
Proceed from long-term loan	250	400	-	-
Principal payment of long-term loan	(410)	(574)	(122)	(152)

Net cash provided by (used in) financing activities	1,036	2,221	(7)	(28)

Increase (decrease) in cash and cash equivalents	(2,655)	982	255	520
Cash and cash equivalents at beginning of period	4,567	1,912	1,657	2,374

Cash and cash equivalents at end of period	$1,912	$2,894	$1,912	$2,894
Supplemental disclosure of non-cash investing activities:
Transfer of inventory to property and equipment	$-	$1,117	$-	$1,047

Transfer of trade receivable inventory	$-	$860	$-	$860

Conversion of loan to ordinary shares	$-	$25	$-	$-

Other accounts receivable on issuance of shares	$84	$-	$84	$-

Accrued expenses related to issuance of shares	$-	$176	$-	$176